Exhibit 10.21

GCM Grosvenor

2018 Asset Pool Award Plan
Dated as of March 1, 2018

Purpose. The GCM Grosvenor 2018 Pool Award Plan (the “Plan”) is intended to recognize certain key employees and other service providers of Grosvenor Capital Management, L.P. and GCM Customized Investment Group, L.P. and its affiliates (collectively, the “Firm”) and provide such individuals with a potential opportunity to receive an Asset Pool Award.

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings assigned below:

a	“Asset Pool Award” means an award granted under the Plan.

b.	“Award Letter” means an award letter to a Participant setting forth the terms and conditions of an Asset Pool Award granted under the Plan.

c.	“Cause” means the occurrence of one or more of the following:

i.	the Participant has committed (whether or not at the workplace) (A) an act of fraud, embezzlement, or misappropriation of funds or property, (B) a breach of fiduciary duty or (C) an illegal, unethical, or dishonest act or omission, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback; or

ii.	the Participant has been indicted for or convicted by a court of competent jurisdiction of, or has pleaded guilty or nolo contendere to, (A) any felony, (B) any crime involving moral turpitude or (C) any other crime that reasonably could impair the Participant’s ability to perform his/her duties to the Firm in a satisfactory manner; or

iii.	the Participant has committed a willful breach of any of the covenants, terms or provisions of his or her Service Agreement (if any), or engaged in any other willful act or omission (whether or not at the workplace) that (A) injures or has the potential to injure the Firm, or (B) impairs or has the potential to impair the Participant’s ability to perform his/her duties to the Firm in a satisfactory manner, which, if curable, remains uncured following ten (10) calendar days written notice to the Participant describing such breach; or

iv.	the Participant has willfully failed or refused to follow the lawful and good faith directions of the Firm, which, if curable, remains uncured following ten (10) calendar days’ written notice to the Participant describing such failure or refusal; or

v.	the Participant has been grossly negligent or has engaged in willful misconduct in the performance of his/her duties to the Firm; or

vi.	the Participant has reported to work under the influence of alcohol, used or possessed illegal drugs (whether or not at the workplace), or engaged in other conduct (whether or not in conjunction with his/her duties hereunder) that is detrimental to the Firm or causes any of them public disgrace, disrepute or material harm; or

vii.	the Participant has violated any of the terms of the Firm’s established policies or any applicable law, statute, regulation, or rule of any government authority having jurisdiction over the Participant’s business or affairs, which is not cured to the Firm’s reasonable satisfaction within ten (10) calendar days after written notice thereof to the Participant; or

viii.	the occurrence of “Cause” as defined in such Participant’s Service Agreement (if any).

For purposes of this definition, no act or failure to act on the part of a Participant shall be considered “willful” unless done, or omitted to be done, by him/her in bad faith or without a reasonable belief that his/her action or omission is in the best interests of the Firm.

d.	“Disability” shall be deemed to exist if a medical doctor selected by the Firm certifies that Participant has for one hundred eighty (180) days, consecutive or non-consecutive, in any twelve (12) month period, been disabled in a manner which seriously interferes with Participant’s ability to perform his/her duties to the Firm.

e.	“Employment” means (i) in the case of employee Participants, active employment with the Firm, and (ii) in the case of non-employee service provider Participants, active services with the Firm.

f.	“Interest” means an equity interest in GCM Employee Investment I, LLC or another similar entity organized by or affiliated with the Firm.

g.	“Interest Agreement” means the governing agreement(s) of the applicable entity or entities pursuant to which an Interest has been granted under the Plan.

h.	“Net Award” means the value of an Asset Pool Award granted under the Plan reduced by any expenses associated with the administration of the Plan and the amount withheld by the Firm in respect of any U.S. federal, state or local withholding tax applicable to such Asset Pool Award.

i.	“Service Agreement” means a Participant’s Employment or other service-related agreement with the Firm.

2. Administration. The Plan shall be administered by the Firm. The Firm shall have the authority, in its sole discretion, to: (i) determine those employees or other service providers of the Firm who may be eligible for the Plan; (ii) determine which eligible employees or other service providers may participate in the Plan; (iii) determine the amount of any Asset Pool Award; (iv) interpret the Plan; (v) determine the terms and conditions of the Award Letter provided to an eligible employee under the Plan; (vi) waive vesting or other forfeiture conditions applicable to any Asset Pool Award and (vii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. All determinations of the Firm shall be final, conclusive and binding.

3. Eligibility and Participation. Only active employees or other individual service providers of the Firm (including, without limitation, former employees who continue to provide services to the Firm in a non-employee capacity) are eligible for the Plan and only those eligible individuals who are designated by the Firm as participants and who have received an Award Letter (individually, each a “Participant” and collectively, the “Participants”) shall participate in the Plan.

4. Asset Pool Award Payments. A Participant shall be eligible to receive an Asset Pool Award under the Plan. Except as otherwise set forth in an Award Letter, the Asset Pool Award will become vested over a period of 3 years, subject to the Participant’s continued Employment with the Firm and the Participant’s continued compliance with any applicable restrictive covenants under the Participant’s Service Agreement or other agreements with the Firm through each vesting date determined as follows: 1/3 will vest on March 1, 2019; 1/3 will vest on March 1, 2020 and 1/3 will vest on March 1, 2021. The vested Net Award (if any), will be paid to the Participant between March 1, 2021 and March 31, 2021 (the “Payment Window”) in the form of either (i) an Interest (or Interests) subject to an Interest Agreement (or Interest Agreements) having an aggregate initial value equal to the Net Award amount or (ii) cash having an aggregate value equal to the Net Award, as determined by the Firm in its sole discretion. In the event the Firm elects to pay the vested Net Award in the form of an Interest (or Interests):

a.	the Firm will retain the entirety of a Participant’s Net Award, which it will use to acquire the Interest (or Interests) on behalf of such Participant, and make contributions in respect of such Interest (or Interests) on behalf of such Participant either in whole or by periodic installment; and

b.	such Interest (or Interests) shall be subject to the terms of an Interest Agreement (or Interest Agreements) and the Participant’s right to receive such Interest (or Interests) shall be contingent upon the Participant’s execution and delivery to the Firm of an Interest Agreement admission letter(s) in a form reasonably acceptable to the Firm on or prior to the commencement of the Payment Window.

The Firm may elect to return all or a portion of a Participant’s un-invested Net Award in cash to such Participant at any time prior to the acquisition of Interest(s) on behalf of such Participant.

5. Forfeiture.

a.	In the event of the Participant’s voluntary termination of Employment or involuntary termination of Employment by the Firm without Cause, in each case, prior to the final vesting date with respect to the Asset Pool Award, the unvested portion of Participant’s Asset Pool Award shall be forfeited.

b.	Notwithstanding anything to the contrary contained herein, in the event of the Participant’s death or Disability prior to the final vesting date with respect to the Asset Pool Award, such Asset Pool Award shall continue to vest as if the Participant had remained in Employment with the Firm and the Participant (or the Participant’s beneficiaries, if applicable) shall remain entitled to receive payment of the vested Net Award during the Payment Window, subject to the terms described herein.

c.	In the event of the Participant’s involuntary termination of Employment by the Firm for Cause, both the vested and unvested portions of Participant’s Asset Pool Award shall be forfeited.

If, following the Participant’s termination of Employment pursuant to Section 5.a. or 5.b. above, Participant engages in activity that would have given the Firm the right to terminate such Participant for Cause had the Participant then been employed by the Firm, both the vested and unvested portions of Participant’s Asset Pool Award shall be forfeited.

6. Amendment and Termination. The Firm may unilaterally amend or terminate the Plan and amend any Award Letter, in its sole discretion, at any time; provided, however, that no previously granted Award Letter shall be amended in a manner that materially adversely affects the Participant covered by such Award Letter without such Participant’s consent (unless such amendment is reasonably necessary or advisable to avoid adverse tax or accounting consequences).

7. Miscellaneous. Nothing herein shall require the Firm to segregate or set aside any funds or other property for the purpose of paying any Asset Pool Award under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions by the Firm shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Firm and the Participant or any other person. All Asset Pool Awards hereunder shall be paid from assets which shall continue, for all purposes, to be a part of the general, unrestricted and unsecured assets of the Firm. Under no circumstances shall the terms of Employment of any Participant be modified or in any way affected by the establishment or continuance of this Plan. The maintenance of this Plan shall not constitute a contract of Employment. The Plan shall not give any Participant a right to be retained in the Employment of the Firm or any affiliate of the Firm or to receive any benefit under the Plan except as specifically provided in this document. Any federal, state or local taxes required by law to be withheld with respect to the Asset Pool Award under the Plan shall be deducted from such Asset Pool Award; provided, however, that with respect to any FICA withholding taxes that become due with respect to an Asset Pool Award prior to the final vesting date for such Asset Pool Award, the Firm may withhold for such amounts against other compensation payable to the Participant or may otherwise require the Participant to remit such tax withholding amounts to the Firm. The rights of any Participant under the Plan shall not be assigned, transferred, pledged or encumbered in any manner nor shall such rights be subject to attachment, garnishment or other legal process. The Plan shall be construed under the laws of the State of Illinois without regard to its principles or policies regarding conflict of laws.

8. Code Section 409A. The Plan and the Asset Pool Award provided hereunder, if any, are intended to comply with or otherwise meet an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Firm shall not be required to assume any increased economic burden in connection therewith. Although the Firm intends to administer the Plan so that it will comply with or be exempt from the requirements of Code Section 409A, the Firm does not represent or warrant that the Plan will be exempt from or otherwise comply with Code Section 409A or any other provision of federal, state or local law. Neither the Firm nor its respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan.

9. Entire Agreement. This Plan (including any Award Letter and Interest Agreement) constitutes the entire agreement among the parties with respect to matters provided herein, and supersedes any prior agreement or understanding among them, oral or written, all of which are hereby canceled.

In Witness Whereof, the undersigned has executed the Plan as of the day and year first written above.

Grosvenor Capital Management, L.P.
GCM Customized Fund Investment Group, L.P.

/s/ Burke J. Montgomery
Name: Burke J. Montgomery
Title: General Counsel and Managing Director

5